Exhibit (h)(4)(b)

AMENDMENT TO THE EXPENSE LIMITATION AGREEMENT

INDEXIQ ETF TRUST

THIS AMENDMENT TO THE EXPENSE LIMITATON AGREEMENT, is hereby made as of August 27, 2020, between IndexIQ ETF Trust, a Delaware statutory trust (the “Trust”), on behalf of its series set forth on Schedule A (each a “Fund” and, collectively, the “Funds”), and IndexIQ Advisors LLC, a Delaware limited liability company (the “Advisor”).

WHEREAS, the Trust and the Advisor are parties to the Expense Limitation Agreement dated December 7, 2018 (the “Agreement”); and

WHEREAS, the Trust and the Advisor wish to amend Schedule A of the Agreement.

NOW, THEREFORE, the Trust and the Advisor hereby agree as follows:

1.       Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule A attached hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized officers effective as of the date set forth above.

INDEXIQ ETF TRUST,
ON BEHALF OF EACH FUND, AS
SET FORTH ON SCHEDULE A

/s/ Jonathan Zimmerman
By:	Jonathan Zimmerman
Title:	Executive Vice President

IndexIQ Advisors LLC

/s/ Kirk C. Lehneis
By:	Kirk C. Lehneis
Title:	Chief Executive Officer

SCHEDULE A

INDEXIQ ETF TRUST

Fund and Operating Expense Limits

Name Fund	Operating Expense Limit	Expiration Date
IQ 50 Percent Hedged FTSE International ETF	0.20%	8/31/21
IQ 500 ETF	0.20%	8/31/21
IQ 500 International ETF	0.25%	8/31/21
IQ Chaikin U.S. Dividend Achievers ETF	0.35%	8/31/21
IQ Chaikin U.S. Large Cap ETF	0.25%	8/31/21
IQ Chaikin U.S. Small Cap ETF	0.35%	8/31/21
IQ S&P High Yield Low Volatility Bond ETF	0.40%	8/31/21
IQ S&P U.S. Preferred Stock Low Volatility High Dividend ETF	0.35%	8/31/21
IQ Candriam ESG US Equity ETF	0.09%	8/31/21
IQ Candriam ESG International Equity ETF	0.15%	8/31/21

2